Exhibit 4.1

DESCRIPTION OF SECURITIES

The following summary description is based on the provisions of our Certificate of Incorporation (the “Certificate of Incorporation”), our bylaws, (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Certificate of Incorporation, our Bylaws and the DGCL.

The total number of shares of stock of all classes of capital stock that Triller Group Inc. (the “Company” or “Triller”) is authorized to issue is 1,500,000,000, of which 1,400,000,000 shares shall be shares of common stock having a par value of $0.001 per share (“Common Stock”) and 100,000,000 shares shall be shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”). Of the Preferred Stock, 11,803,398 shares shall be preferred class A stock having a par value of $0.001 per share (the “Series A-1 Preferred Stock”) and 35,000 shares shall be preferred class B stock having a par value of $0.001 per share (the “Series B Preferred Stock”).

Common Stock

Voting rights. Except as otherwise required by law, as provided in the Company’s Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share it holds.

Dividend rights and rights upon liquidation. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of Triller when, as and if declared thereon by the board of directors from time to time out of assets or funds of Triller legally available therefor and shall have equal rights to receive the assets and funds of Triller available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of Triller, whether voluntary or involuntary. Under Delaware law, Triller can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Dividends

The payment of future dividends on the shares of Common Stock will depend on the financial condition of the Company subject to the discretion of board of directors. There can be no guarantee that cash dividends will be declared. The ability of Triller to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by Triller or any of its subsidiaries from time to time.

Preferred Stock

The board of the Company is authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors. The authority of the board of directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the designation of the series; (b) the number of shares of the series; (c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (d) whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine; (f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of Triller or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates; (g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series; (h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of Triller, and the relative rights of priority, if any, of payment of shares of that series; (i) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and (j) any other relative rights, preferences, and limitations of that series.

Triller Series A-1 Preferred Stock

The Triller Series A-l Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

Dividends. The holders of Preferred Stock shall be entitled to receive dividends, only when, as and if declared by the board of Directors, out of any funds and assets of the Corporation legally available therefor. No dividend shall be paid on Common Stock unless the holders of Triller Series A-1 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Triller Series A-1 Preferred Stock. The right to receive dividends shall not be cumulative.

Liquidation Event. Upon a “Deemed Liquidation Event” (as defined in the Triller Certificate of Incorporation and which includes a liquidation or sale of Triller), holders of Triller Series A-1 Preferred Stock shall receive, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, ratably to the holders of Series A-1 Preferred Stock, an amount per share equal to (i) the Original Issue Price (as defined in the Triller Certificate of Incorporation, plus (ii) any dividends declared but unpaid thereon.

Voting. On any matter presented to the Triller stockholders for their action or consideration at any meeting of stockholders (or by written consent of stockholders in lieu of meeting), each holder of Triller Series A-1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Triller Series A-1 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Triller Certificate of Incorporation, holders of Triller Series A-1 Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

Conversion. Each share of Triller Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable shares of Series A Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as such terms are defined in the Triller Certificate of Incorporation) in effect at the time of conversion, provided, that a holder of Triller Series A Preferred Stock shall not, within any thirty period, convert more than two percent of the number of shares of Triller Series A-1 Preferred Stock originally issued to such holder. For clarity, a holder of Triller Series A-1 Preferred Stock who desires to convert the maximum number of such shares permissible pursuant to the preceding sentence will have converted all of such holder’s shares of Preferred Stock in approximately fifty (50) months.

Triller Series B Preferred Stock

The Triller Series B Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

Liquidation. In the event of any liquidation, winding-up or dissolution of Triller, whether voluntary or involuntary, each holder of the Series B Preferred Stock shall be entitled to receive and to be paid out of the assets of Triller available for distribution to its stockholders an amount in cash equal to the par value with respect to each share of Series B Preferred Stock held by such holder (the “Series B Liquidation Amount,” and together with the Series A Liquidation Amount, the “Liquidation Amounts”), in preference to the holders of, and before any payment or distribution is made on the Common Stock and any other class of capital stock or series of preferred stock issued after the date hereof (the terms of which expressly provide that such class or series does not rank senior to or on parity with the Series B Preferred Stock), but only after payment of the Series A Liquidation Amount, if any.

Voting. Each holder of Series B Preferred Stock shall be entitled to ten thousand (10,000) votes for each share of Series B Preferred Stock held by such holder as of the applicable record date. Except as otherwise expressly provided herein or by applicable law, the holders of Common Stock and the holders of Series B Preferred Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the written consent of the stockholders of Triller.

Anti-Takeover Effects of the Triller Certificate of Incorporation, the Triller Bylaws and Certain Provisions of Delaware Law

The Triller Certificate of Incorporation, the Triller Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of Triller. These provisions are intended to avoid costly takeover battles, reduce Triller’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of board of directors to maximize stockholder value in connection with any unsolicited offer to acquire Triller. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of Triller by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Common Stock.

The Triller Certificate of Incorporation will provide that any action required or permitted to be taken by Triller’s stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such holders. However, the affirmative vote of at least 75% in voting power of the then outstanding voting stock of Triller, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with the foregoing.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Triller by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The business and affairs of Triller shall be managed by or under the direction of the board of directors except as otherwise provided herein or required by law. Subject to the rights, if any, of the holders of one or more series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of the Triller Certificate of Incorporation, the total number of directors constituting the entire board of directors shall not be less than five nor more than nine, with the then-authorized number of directors fixed from time to time by the board of directors.

Subject to the rights of the holders of one or more series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of the Triller Certificate of Incorporation, vacancies on the board of directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors shall be solely filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of directors, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Except for such additional directors, if any, as elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of the Triller Certificate of Incorporation, any director or the entire board of directors may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of Triller entitled to vote in any annual election of directors, voting together as a single class.

Two-thirds of the directors then in office shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of a majority of the members of the board of Directors will be required for any action. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof.

Quorum

The Triller Bylaws will provide that the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Triller Certificate of Incorporation does not authorize cumulative voting.

Stockholder Meetings

The annual meeting of the stockholders shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the board of directors and as shall be designated in the notice of said meeting.

The Triller Certificate of Incorporation will provide that except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of Triller shall be called only by: (i) the board of directors or the Chair of the board of directors; or (ii) the Secretary of Triller, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Triller then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Triller Bylaws.

Requirements for Advance Notification of Stockholder Meetings

Written or printed notice of the stockholders meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, or by telegram, facsimile or cable or other electronic means, by or at the direction of the Chief Executive Officer, the President, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting.

Amendment of Bylaws and Certificate of Incorporation

Except as otherwise provided by law, the board of directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Triller Bylaws without any action on the part of the stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Triller Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of Triller required by applicable law or the Triller Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of Triller entitled to vote generally in the election of directors, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. However, the Triller Certificate of Incorporation will provide that notwithstanding any other provision of the Triller Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of Triller required by applicable law or the Triller Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of Triller entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with the foregoing.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders.

Limitations on Liability

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Triller Certificate of Incorporation includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer. The effect of these provisions is to eliminate the rights of Triller and its stockholders, through stockholders’ derivative suits on Triller’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or Redemptions or derived an improper benefit from his or her actions as a director.

The limitation of liability provisions in the Triller Certificate of Incorporation and may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Triller and its stockholders. In addition, your investment may be adversely affected to the extent Triller pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Triller believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

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